                                                                   EXHIBIT 99(a)

[POPULAR, INC. LETTERHEAD]

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Or visit our web site at http://www.popularinc.com
Telephone (787) 754-1685

October 10, 2001                                                    News Release

          POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER AND NINE-MONTH
                         PERIOD ENDED SEPTEMBER 30, 2001

         Popular, Inc.'s (the Corporation) (NASDAQ: BPOP, BPOPP) net income for the third quarter of 2001 was $77.2 million, compared with $71.3 million for the same quarter of 2000, an increase of $5.9 million or 8.3%. Earnings per common share (EPS) for the quarter ended September 30, 2001, were $0.55, compared with $0.51 for the same period in 2000, representing an increase of 7.8%. Net earnings for the first and second quarter of 2001 were $74.2 million and $77.5 million, or $0.53 and $0.55 per common share, respectively.

         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the third quarter of 2001 were 1.10% and 14.71%, respectively, compared with 1.04% and 15.24% for the same period in 2000 and 1.14% and 15.36% for the second quarter of 2001.

         For the first nine months of 2001, the Corporation's net earnings reached $229 million, compared with $200.6 million for the same period in 2000. EPS for the first nine-months of 2001 and 2000 were $1.63 and $1.43, respectively. ROA and ROE for the first nine-months of 2001 were 1.11% and 15.10%, respectively. For the same period of 2000, these ratios were 1.02% and 14.75%, respectively.

         The results of operations for the quarter and nine-months ended September 30, 2001,


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2-POPULAR, INC. 2001 THIRD QUARTER RESULTS

included pre-tax derivative losses of $8.1 million and $7.1 million, respectively, based upon the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." Excluding such effect, net income and EPS for the quarter and nine months ended September 30, 2001, would have been approximately $83 million or $0.59 per common share, and $234 million or $1.67 per common share, respectively.

         The Corporation reflected an increase of $24.6 million in net interest income for the quarter ended September 30, 2001, compared with the same quarter the prior year. This improvement was partially tempered by a decline of $2.7 million in other revenues, together with rises of $5.6 million in the provision for loan losses and $10.1 million in operating expenses.

         The net interest income for the third quarter of 2001 rose 9.9% when compared with the same period of 2000. This increase was mostly attributed to lower cost of funds, partially offset by a lower yield on earning assets. The reduction in cost of funds resulted from the lower interest scenario and a higher proportion of deposits to total liabilities. The net interest margin of the Corporation increased to 4.16% for the third quarter of 2001, from 3.90% in the same quarter of 2000 and 4.14% in the second quarter of 2001. The yield on earning assets for the third quarter of 2001 was 7.83% compared with 8.76% in the same quarter of 2000. Most of the decrease in yield was experienced in the loan portfolio, where the lower rate scenario has resulted in a decline of 114 basis points in yields. The cost of interest-bearing liabilities dropped by 134 basis points when compared with the same quarter the prior year.

         The provision for loan losses for the third quarter of 2001 amounted to $55.3 million compared with $49.7 million for the third quarter of 2000. This increase was principally driven by a rise in non-performing loans, resulting in part from the deteriorating economic conditions. Net charge-offs for the quarter ended September 30, 2001, were $42.2 million or 0.97% of average loans, compared with $42.5 million or 1.04% for the third quarter of 2000, and $41.7 million or 0.99% for the second quarter of 2001. For the nine-month periods ended September 30, 2001 and 2000, net charge-offs totaled $120.0 million and $129.2 million, respectively, representing 0.95% and 1.10% of average loans.

         Non-interest income, excluding securities, trading and derivative transactions, amounted to $123.5 million for the third quarter of 2001, compared with $119.6 million for the same period in


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3-POPULAR, INC. 2001 THIRD QUARTER RESULTS

2000 and $122.3 million in the second quarter of this year.

         Service charges on deposit accounts and other service fees increased $7.1 million or 7.9%, when compared with the third quarter of 2000. The rise was mostly attributed to higher activity on commercial deposit accounts, increases in insurance commissions, processing and investment banking fees, as well as revenues derived from ATM and point-of-sale terminals and transactions, partially offset by lower credit card fees on the U.S. mainland. Other operating income decreased $3.3 million or 11.1% compared with the third quarter of 2000, mainly due to last year's pre-tax gain on the sale of the Corporation's U.S. credit card operations, which amounted to $8.5 million in the quarter. This decline was partially tempered by higher gains on the sale of mortgage loans and higher income derived from the Corporation's investment in Telecomunicaciones de Puerto Rico, Inc. (TELPRI).

         Losses on derivatives amounted to $8.1 million for the quarter just ended. These losses result from adjustments to the market value of the interest rate swaps entered into by the Corporation, which was negatively impacted by further declines in interest rates during the quarter. In the second quarter of 2001 the Corporation had recognized a derivative gain of $1.7 million as a result of the change in the fair value of the derivative instruments.

         Operating expenses amounted to $230.4 million for the third quarter of 2001, representing an increase of $10.1 million or 4.6%, compared with the same period in 2000. Personnel costs increased $7.2 million as compared with the third quarter of 2000, resulting mostly from higher salaries, commissions, pension and health insurance costs. Other operating expenses, excluding personnel costs, increased $2.9 million or 2.4%, mostly in business promotion and professional fees. Partially offsetting the rise in operating expenses were decreases in profit sharing expenses, amortization of intangibles due to the full amortization in late 2000 of the core deposits recorded on the merger with BanPonce Corporation in 1990, and equipment expenses mostly associated with former subsidiary Banco Fiduciario. When compared to the second quarter of 2001, the Corporation experienced a decrease of $1.8 million or 0.8% in operating expenses, mostly in sundry losses.

         The Corporation's total assets at September 30, 2001, amounted to $28.5 billion, compared with $27.2 billion at September 30, 2000, and $27.9 billion at June 30, 2001. The Corporation's earning assets reached $26.9 billion at September 30, 2001, compared with $25.6 billion and $26.2


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4-POPULAR, INC. 2001 THIRD QUARTER RESULTS

billion at September 30, 2000, and June 30, 2001, respectively.

         Total loans were $17.6 billion at September 30, 2001 or $1.4 billion more than the level at September 30, 2000, and $440 million over June 30, 2001. Mortgage loans accounted for the largest growth, increasing $1.3 billion since September 30, 2000, and $432 million since June 30, 2001.

         The allowance for loan losses at September 30, 2001, amounted to $327 million or 1.85% of loans compared with $295 million or 1.82% at September 30, 2000. At June 30, 2001, the allowance for loan losses totaled $313 million or 1.82% of loans. Non-performing assets were $440 million or 2.49% of ending loans at September 30, 2001, compared with $344 million or 2.12% at the same date last year and $383 million or 2.23% at June 30, 2001. Non-performing mortgage loans amounted to $148 million or 34% of non-performing assets as of September 30, 2001. At September 30, 2001, the allowance for loan losses as a percentage of non-performing assets was 74.27% compared with 85.85% at September 30, 2000, and 81.90% at June 30, 2001. The increase in non-performing assets since September 30, 2000, and June 30, 2001, was mostly reflected in mortgage loans, which grew by $55 million and $30 million, respectively. Excluding non-performing mortgage loans, the allowance for loan losses to non-performing loans was 124.66% as of September 30, 2001, compared with 128.73% and 133.34% as of September 30, 2000, and June 30, 2001, respectively. Commercial non-performing loans also increased by $46 million and $26 million as of the same respective dates, principally due to the current economic slowdown in the economy. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. The industry practice for most U.S. banks is to place commercial loans in non-accrual status when payments of principal or interests are delinquent 90 days. Financing leases, conventional mortgage and close-end consumer loans are places on non-accrual status if payments are delinquent 90 days.

         In the third quarter of 2001, Banco Popular North America experienced an increase in non-performing loans in most of the industry sectors represented in its commercial loan portfolio, including the New York City taxicab medallion portfolio, of which $8 million was in non-performing status at the end of the quarter. The Corporation expects to provide the taxicab medallion owners, in coordination with the New York City Economic Development Corporation and the U.S. Small Business Administration, a disaster relief loan program, which will provide cash


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5-POPULAR, INC. 2001 THIRD QUARTER RESULTS

flow relief to the affected taxicab medallion owners. As a result, the Corporation does not expect any significant loss in this portfolio.

         Total deposits grew to $16.0 billion at September 30, 2001, from $14.6 billion at September 30, 2000, a rise of $1.4 billion or 10%. This increase was mostly reflected in time deposits, which grew by $1.0 billion to $6.7 billion. At June 30, 2001, total deposits amounted to $15.6 billion.

         Borrowed funds, including subordinated notes and capital securities, amounted to $9.7 billion at September 30, 2001 compared with $10.4 billion at September 30, 2000, and $9.6 billion at June 30, 2001. At September 30, 2001, stockholders' equity totaled $2.3 billion, compared with $1.8 billion at the same date last year. Stockholders' equity was $2.2 billion as of June 30, 2001.

         The market value of the Corporation's common stock at September 30, 2001, was $31.20 per share, compared with $27.06 at September 30, 2000, and $32.94 at June 30, 2001. The Corporation's market capitalization at September 30, 2001, was $4.3 billion, compared with $3.7 billion at September 30, 2000. At September 30, 2001, the Corporation's common stock had a book value per share of $16.14.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPP, respectively.

                                       ***


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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                   Quarter ended
                                                                    September 30               Third
                                                          -------------------------------     Quarter      -------------
                                                                                            2001 - 2000       Second
                                                                                              Percent         Quarter
                                                              2001              2000          Variance         2001
                                                          --------------------------------------------------------------

SUMMARY OF OPERATIONS

Interest income                                           $     516,982     $     561,174        -7.87%    $     523,407
Interest expense                                                243,562           312,318       (22.01)          257,889
                                                          --------------------------------------------------------------

Net interest income                                             273,420           248,856         9.87           265,518
Provision for loan losses                                        55,259            49,666        11.26            49,462
                                                          --------------------------------------------------------------

Net interest income after provision
  for loan losses                                               218,161           199,190         9.52           216,056

Other operating income                                          123,473           119,632         3.21           122,318
(Loss) gain on derivatives                                       (8,140)                                           1,652
Gain (loss) on sale of securities                                 1,249               147                         (2,152)
Trading account profit (loss)                                       777               259                           (816)
                                                          --------------------------------------------------------------

Total other income                                              117,359           120,038        (2.23)          121,002

Salaries and benefits                                           103,622            95,182         8.87           102,725
Profit sharing                                                    3,986             5,197       (23.30)            4,018
Amortization of intangibles                                       6,858             8,829       (22.32)            6,860
Other operating expenses                                        115,893           111,008         4.40           118,577
                                                          --------------------------------------------------------------

Total operating expenses                                        230,359           220,216         4.61           232,180
                                                          --------------------------------------------------------------

Income before income tax, minority interest and
cumulative effect of ACCOUNTING changes                         105,161            99,012         6.21           104,878
Income tax                                                       27,952            27,662         1.05            27,337
Net loss (gain) of minority interest                                  7               (58)     (112.07)               (4)
                                                          --------------------------------------------------------------

Income before cumulative effect of accounting changes            77,216            71,292         8.31            77,537
Cumulative effect of accounting changes, net of tax
                                                          --------------------------------------------------------------

Net income                                                $      77,216     $      71,292         8.31     $      77,537
                                                          ==============================================================

Net income applicable to common stock                     $      75,129     $      69,205         8.56     $      75,450
                                                          ==============================================================

Earnings per common share (basic and diluted)             $        0.55     $        0.51                  $        0.55
                                                          =============     =============                  =============
Dividends declared per common share                       $        0.20     $        0.16                  $        0.20
                                                          =============     =============                  =============

Average common shares outstanding                           136,277,345       135,971,955                    136,189,956
Common shares outstanding at end of period                  136,268,102       135,893,857                    136,180,713

SELECTED AVERAGE BALANCES
Total assets                                              $  27,879,429     $  27,271,400         2.23     $  27,185,464
Loans                                                        17,397,831        16,309,112         6.68        16,774,330
Earning assets                                               26,321,267        25,553,248         3.01        25,659,527
Deposits                                                     15,803,439        14,769,823         7.00        15,321,682
Interest-bearing liabilities                                 22,205,034        21,820,924         1.76        21,630,527
Stockholders' equity                                          2,125,937         1,906,610        11.50         2,070,246

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets                                              $  28,530,426     $  27,230,263         4.77     $  27,850,634
Loans                                                        17,632,274        16,237,687         8.59        17,192,246
Earning assets                                               26,941,948        25,637,474         5.09        26,247,258
Deposits                                                     16,000,236        14,557,878         9.91        15,569,785
Interest-bearing liabilities                                 22,702,337        22,003,023         3.18        22,064,818
Stockholders' equity                                          2,299,456         1,835,734        25.26         2,166,652

PERFORMANCE RATIOS
Net interest yield *                                               4.16%             3.90%                          4.14%
Return on assets                                                   1.10              1.04                           1.14
Return on common equity                                           14.71             15.24                          15.36

CREDIT QUALITY DATA
Non-performing assets                                     $     439,759           343,836        27.90     $     382,563
Net loans charged-off                                            42,225            42,547        (0.76)           41,686
Allowance for loan losses                                       326,630           295,177        10.66           313,337
Non-performing assets to total assets                              1.54%             1.26%                          1.37%
Allowance for losses to loans                                      1.85              1.82                           1.82

* Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this quarter and nine-month period presentation.


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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                             For the nine-months ended
                                                                   September 30
                                                          ------------------------------
                                                                                             Percent
                                                              2001              2000         Variance
                                                          -------------------------------------------

SUMMARY OF OPERATIONS

Interest income                                           $   1,590,840     $  1,591,749       -0.06%
Interest expense                                                796,185          854,737       (6.85)
                                                          ------------------------------------------

Net interest income                                             794,655          737,012        7.82
Provision for loan losses                                       154,755          148,398        4.28
                                                          ------------------------------------------

Net interest income after provision
  for loan losses                                               639,900          588,614        8.71

Other operating income                                          360,255          329,693        9.27
Loss on derivatives                                              (7,119)
(Loss) gain on sale of securities                                  (613)          13,740     (104.46)
Trading account profit                                              149            1,617      (90.79)
                                                          ------------------------------------------

Total other income                                              352,672          345,050        2.21

Salaries and benefits                                           306,144          286,917        6.70
Profit sharing                                                   13,101           14,897      (12.06)
Amortization of intangibles                                      20,594           25,958      (20.66)
Other operating expenses                                        342,014          338,321        1.09
                                                          ------------------------------------------

Total operating expenses                                        681,853          666,093        2.37
                                                          ------------------------------------------

Income before income tax, minority interest and
cumulative effect of accounting changes                         310,719          267,571       16.13
Income tax                                                       82,440           68,103       21.05
Net loss of minority interest                                        19            1,136      (98.33)
                                                          ------------------------------------------

Income before cumulative effect of accounting changes           228,298          200,604       13.81
Cumulative effect of accounting changes, net of tax                 686
                                                          ------------------------------------------

Net income                                                $     228,984     $    200,604       14.15
                                                          ==========================================

Net income applicable to common stock                     $     222,722     $    194,342       14.60
                                                          ==========================================

Earnings per common share (basic and diluted)             $        1.63     $       1.43
                                                          =============     ============
Dividends declared                                        $        0.56     $       0.48
                                                          =============     ============

Average common shares outstanding                           136,193,385      135,871,832
Common shares outstanding at end of period                  136,268,102      135,893,857

SELECTED AVERAGE BALANCES
Total assets                                              $  27,594,261     $ 26,240,525        5.16
Loans                                                        16,800,193       15,674,947        7.18
Earning assets                                               26,050,847       24,552,596        6.10
Deposits                                                     15,316,240       14,447,585        6.01
Interest-bearing liabilities                                 22,020,143       20,832,100        5.70
Stockholders' equity                                          2,072,049        1,859,882       11.41

PERFORMANCE RATIOS
Net interest yield *                                               4.06%            4.00%
Return on assets                                                   1.11             1.02
Return on common equity                                           15.10            14.75

CREDIT QUALITY DATA
Non-performing assets                                     $     439,759          343,836       27.90
Net loans charged-off                                           120,041          129,244       (7.12)
Allowance for loan losses                                       326,630          295,177       10.66
Non-performing assets to total assets                              1.54%            1.26%
Allowance for losses to loans                                      1.85             1.82

*        Not on a taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this quarter and nine-month period presentation.

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